Exhibit 99.1


(LOGO)


Investor Contact:                   Steve Zenker
                                    (239) 498-8066
                                    stevezenker@wcicommunities.com

Media Contact:                      Ken Plonski
                                    (239) 498-8691
                                    kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

              WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS

SECOND QUARTER FINANCIAL HIGHLIGHTS:

-     Net income: $75.3 million - up 294.2%

-     Diluted EPS: $1.61 - up 283.3%

-     Revenues: $670.7 million - up 102.0%

-     New orders: $633.5 million - up 24.9%

-     Backlog: $2.40 billion - up 51.9%

- 2005 EPS guidance raised to $4.10 to $4.30 from previous company estimate of $3.50 to $3.80

-     Third quarter 2005 EPS expected to range between $0.75 and $0.80

-     2006 EPS estimated to grow at least 15.0%

BONITA SPRINGS, FL (AUGUST 8, 2005) - WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported record results for the second quarter of 2005. For the three months ended June 30, 2005, net income increased 294.2% to $75.3 million from $19.1 million for the same period a year ago while diluted earnings per share (EPS) rose 283.3% to $1.61 from $0.42. Revenues for the second quarter of 2005 were $670.7 million compared with $332.0 million for the second quarter of 2004, a 102.0% increase.

For the six month period ended June 30, 2005, net income totaled $91.9 million compared with $32.7 million earned during the first half of 2004 while diluted earnings per share rose 170.8% to

WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005


$1.95 from $0.72 for the same period a year ago. Revenues increased 90.9% to $1.14 billion from $597.3 million in the year earlier period.

The aggregate value of traditional and tower new orders rose 24.9% to $633.5 million for the second quarter, as price increases and strategic changes in the mix of products sold more than offset a planned decline in traditional homebuilding unit order quantity. The number of unit orders declined 15.3% to 764, as the company limited releases at several Florida and one Northeastern traditional homebuilding community to better align its backlog with expected delivery timeframes. The average price of new orders rose 47.2% to $829,000 from $563,000 in the second quarter of 2004, as price increases across most communities and a greater percentage of tower orders in the overall mix impacted results. The company's backlog rose to a record $2.40 billion, up 51.9% from the $1.58 billion reported a year earlier.


"The record results for the second quarter were enhanced by the sale of a significant piece of land in Southeast Florida, which contributed approximately 40% of our total gross margin," said Jerry Starkey, President and CEO of WCI Communities. "Land sales have been an important part of our business model over the decades and are an integral part of our strategy to acquire and build on large parcels of land. Excluding the parcel sale, earnings for the quarter were up approximately 46.6% compared with last year's second quarter earnings. In addition to the land sale, significant increases in traditional home deliveries and towers under construction fueled our earnings growth. We continue to see strong demand for our products. As a result of the favorable business environment and the excellent forward visibility provided by our record backlog of $2.40 billion, we are raising our 2005 earnings per share projection to a range of $4.10 to $4.30 from our previous guidance of $3.50 to $3.80. This represents growth of 56% to 64% over 2004 levels. In addition, we believe earnings will grow at least 15% in 2006."



CHANGE IN AUDITORS
During the most recent quarter, WCI announced that it terminated its auditor relationship with PricewaterhouseCoopers, stating that there was no disagreement with that firm, and engaged Ernst & Young.

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WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005


Also during the quarter, WCI revised its calculations of capitalized interest with respect to its traditional homebuilding and tower inventories to include additional costs on which interest is capitalized on real estate inventory. Based upon Statement of Financial Accounting Standard No. 34, Capitalization of Interest Cost, WCI now includes the underlying developed land costs in its calculation of capitalized interest for tower residences under construction and now includes the underlying developed land costs and home construction costs in its calculation of capitalized interest related to traditional homes under construction. This revision resulted in an increase in cost of goods sold and a decrease in interest expense in this quarter. The net effect of this revision added $4.8 million to the WCI's net income for the quarter, of which $3.3 million relates to periods prior to this quarter.

TRADITIONAL HOMEBUILDING
Second quarter 2005 revenues in the Traditional Homebuilding Division were $272.2 million, up 107.6% from the $131.1 million posted in the second quarter of 2004. Second quarter unit deliveries totaled 524 compared with 310 during the same period last year, aided by 56 deliveries from the company's Northeast Division and 27 from its Mid-Atlantic Division. The average traditional home price at delivery was up 17.0% to $495,000 from $423,000 in the same period last year, reflecting increased pricing across much of the company's products as well as the inclusion of the Mid-Atlantic Division, which carried an average closing price of over $1 million. Gross margin, including lot sales, decreased to 16.4% of from 19.1% in the same period a year ago, but increased 50 basis points from last quarter, notwithstanding the increase in capitalized interest cost.

Starkey added, "Our traditional homebuilding margins continue to be impacted by deliveries of homes that were in backlog longer than historical averages, due to permitting and hurricane-related delays, and by purchase price accounting adjustments related to our two acquisitions. During the quarter, 49% of the homes we delivered were in backlog for over 12 months. This aged backlog, impacted by higher homebuilding costs, lowered our margins. Going forward, we expect the impact of these cost increases will be offset by higher sales prices. Also expected to be less of a factor as the year progresses are the purchase price accounting adjustments related to

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WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005


the acquisitions of our Northeast and Mid-Atlantic divisions, which this quarter reduced traditional gross margin by 85 basis points. Additionally, margins were impacted by the capitalized interest revisions implemented this quarter, which caused the cost of sales to increase $4.4 million and reduced traditional homebuilding gross margin as a percent of revenue by 160 basis points. Our expectations of improved margins over the remainder of 2005 and 2006 remain unchanged, although we have revised our guidance to take into account the revisions to capitalized interest described above. Consequently, we expect third quarter margins to increase to 18% to 18.5% and to rise to the 19% to 20% range in the fourth quarter."

For the six month period ended June 30, 2005, traditional homebuilding revenues rose 119.2% to $459.2 million. The company closed 905 homes compared to 505 for the same period a year ago. Gross margin as a percentage of revenue decreased to 16.2% vs. 19.9% in the same period a year ago. For the full year, we expect traditional homebuilding margins to be in the 18% to 19% range. For 2006, traditional homebuilding margins are expected to expand to between 21% and 24%.



The value of traditional new orders for the second quarter 2005 rose 1.0% to $305.0 million, while the number of unit orders declined 37.0% to 444. WCI's Northeast Division contributed 22 orders valued at $14.8 million (average price of $672,000) while the company's Mid-Atlantic Division recorded 37 orders with a value of $55.1 million (average price of $1,488,000). Overall, Traditional Homebuilding backlog ended the second quarter at a record $1.47 billion, up 56.2% over the second quarter 2004's $941.3 million.



Starkey added, "During 2004, with traditional homebuilding orders up approximately 60.0% in dollars and units, our backlog grew quicker in some markets than the municipalities processed building permits. This was exacerbated by the production delays caused by the hurricanes in Florida last year. This year, we made a strategic decision to stop taking orders, or limit product releases, in communities where our backlog was greater than 12 months or where permitting delays for infrastructure or building permits would push deliveries so far into the future that visibility on our costs would be limited. For the most part, these communities are in markets

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WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005


where demand is high and land is scarce. We currently project that our traditional homebuilding unit orders will be down 15% to 20% for all of 2005, but expect the total dollar value of those orders to be 20% to 25% higher than the prior year. We expect that we will see steady unit and dollar order growth in 2006 as we re-open several sales centers towards the end of this year, and commence sales in 10 to 12 new traditional homebuilding communities, where we expect to build up to 5,000 new traditional homes. Although the company's total number of traditional active selling communities in 2006 will be similar to 2005's count, new communities added in 2006 are expected to produce substantially more in annual sales than the 2005 close-out communities being replaced."



TOWER HOMEBUILDING
Second quarter revenues in the Tower Homebuilding Division rose 57.6% to $228.9 million from $145.2 million in the second quarter of 2004. During the quarter, 18 towers were under construction and recognizing revenue compared with 13 in the same period a year ago. Gross margin as a percentage of revenue decreased to 26.3% from 32.1% in the same period last year. The year-over-year decline in tower margins is predominately mix-driven, as fewer high-margin finished inventory units were sold in this year's second quarter as compared to last year. Additionally, second quarter 2004 benefited from cost savings recognized on completed towers where reserves for selling concessions and other costs were not used, which added 520 basis points to the gross margin. This quarter, tower adjustments to completed buildings were insignificant. Another factor influencing margins during the quarter was the revision in capitalized interest calculations, which added $2.7 million of capitalized interest cost to tower cost of goods sold. This reduced tower gross margin as a percent of revenue by 120 basis points.



For the six month period, revenues in the Tower Homebuilding Division jumped 55.8% to $442.4 million, benefiting from more towers under construction with a higher percentage of units sold. Gross margin as a percentage of revenue declined to 26.5% from 30.3% the same period last year, due principally to changes in mix and cost savings recognized in the prior period on completed towers.

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WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005


The value of new orders for the quarter increased 60.0% to $328.5 million on a 62.4% increase in unit orders, to 320 units. Orders increased on the strength of customer demand for five new towers that began converting reservations to contracts during the quarter, which together contributed 212 orders. Unit prices for those five towers range from $700,000 to $2.2 million. The average sales price for tower units sold in the second quarter of 2005 was $1,027,000 compared with $1,042,000 in the second quarter 2004. Tower backlog reached $922.2 million, a 43.9% increase over the $640.9 million backlog at the end of the second quarter of 2004.

REAL ESTATE SERVICES
Second quarter 2005 revenues in the Real Estate Services Division totaled $49.7 million, up 19.8% from $41.5 million recorded for the second quarter of 2004. Strength in the real estate brokerage business accounted for much of the increase. Second quarter gross margin as a percentage of revenue increased to 19.0% from 18.6% in the same period a year ago as overheads were leveraged over the higher level of revenue.



For the six month period revenues in the Real Estate Services Division totaled $87.6 million, up 24.6% from the $70.3 million recorded for the six months ended June 30, 2004. Gross margin as a percentage of revenue over the period increased to 17.7% from 17.0% in the same period a year ago on stronger results from the company's real estate brokerage and mortgage banking businesses.



OTHER ITEMS
Amenity operations experienced a loss of $2.0 million for the second quarter versus a $1.6 million loss in the second quarter of 2004 as operating deficits associated with new amenity facilities more than offset an increase in membership revenues.

On May 13, 2005, the company announced the sale of a 506-acre parcel of land in Jupiter, Florida. This land sale generated revenues of $100.0 million and a 76.6% gross margin as a percent of revenue. The company does not anticipate any sizeable land sales for the remainder of 2005. For 2006, the company expects land sale revenues to approximate 2005 levels,

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WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005


although the gross margin percentage of revenue will likely be lower, more in line with the 35.0% to 50.0% achieved historically.

Other income and hurricane recoveries for the second quarter totaled $2.1 million compared with $8.6 million for the same period a year ago. The 2004 period included $7.9 million in proceeds from the sale of WCI's partnership interest in Bighorn Development, L.P.

Interest expense for the second quarter declined to $1.6 million compared with $10.1 million in the same period a year ago, due in large part to increased interest capitalization resulting from the revisions to our capitalized interest calculations described earlier in this release. Going forward, it is anticipated that interest expense will be relatively insignificant as the company will be capitalizing a significant majority of the interest incurred to work in process inventories which will be expensed as related revenues are recognized.

During the quarter, the company purchased $17.0 million of its 10 5/8% senior subordinated notes due February 2011 (callable beginning in February 2006) on the open market. The purchase of these bonds resulted in a pre-tax charge of $1.5 million related to the early repayment of debt.

Selling, general, and administrative expenses including real estate taxes (SG&A) as a percentage of revenue for the second quarter 2005 declined to 9.1%, compared with 12.7% in the second quarter of the previous year, as expenses were spread over greater revenue.

CASH FLOW/FINANCIAL POSITION/BALANCE SHEET
For the six months ended June 30, 2005, net cash used by operating activities, including the purchase and development of real estate inventories, totaled $187.7 million compared with cash used of $121.6 million in the same period a year ago. Excluding land purchases of approximately $114.0 million, operating activities consumed net cash flow of $73.7 million.

Total liquidity, measured as the sum of cash plus available capacity under the unsecured revolving facility, totaled approximately $561.8 million at June 30, 2005. The maximum amount

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WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005


available to borrow under the company's senior unsecured revolving credit facility is $750.0 million. The facility matures in August 2008. The ratio of net debt to net capitalization of 58.7% increased 270 basis points compared to 56.0% at June 30, 2004 due to the acquisition of our Mid-Atlantic division but declined 110 basis points from March 31, 2005. The company expects leverage to continue to decline throughout the rest of the year.

GUIDANCE

For 2005, the company anticipates:

      -     EPS of $4.10 to $4.30, growth of 56.0% to 64.0% over 2004

      -     Net income of $195.0 million to $205.0 million

      -     Revenues of $2.7 to $2.9 billion

      - Third quarter EPS to range between $0.75 and $0.80 compared to $0.62 in the third quarter of 2004

      - Order value growth for traditional and tower homebuilding combined of 10% to 15%; unit orders down 10% to 15%

      - Traditional Homebuilding Division dollar order growth of approximately 20% to 25%; unit orders down approximately 15% to 20%

      - Tower Homebuilding Division order value comparable to 2004, (flat to down 5%,) unit orders down 10% to 15% due to timing of release of new towers.

      - Traditional Homebuilding Division gross margins for the third quarter to reach between 18% and 18.5%, to increase to 19% to 20% in the fourth quarter, and to average 18% to 19% for the full year

      -     Tower Homebuilding Division gross margins to range from 25% to 28%

      -     No significant land sales for the remainder of the year.

      Looking ahead to 2006, the company expects:

      -     EPS growth of at least 15%

      - Land sales in a similar range as 2005, but at margins more in line with historical averages of 35% to 50%

      -     Traditional Homebuilding Division gross margins between 21% and 24%

      -     Tower Homebuilding Division gross margins between 25% and 29%

      - Begin selling in 10 to 12 new traditional homebuilding communities that replace close-out communities. The company expects to eventually build up to 5,000 traditional homes in the new selling communities.


CONFERENCE CALL
WCI will conduct a conference call today at 2:00 PM EDT in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or

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WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005

can be accessed by telephone at (706) 679-5866 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (706) 645-9291 and entering conference code 7930273. The replay will also be available on the Company's website. A slide presentation will accompany the call and can be accessed on the Company's website in the Investor Relations section.

ABOUT WCI
WCI Communities, Inc., named America's Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land of over 17,000 acres.

                                       ###


      FOR MORE INFORMATION ABOUT WCI AND ITS RESIDENTIAL COMMUNITIES VISIT

                             WWW.WCICOMMUNITIES.COM

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to maintain or

WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005


increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                       ###

WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005




                              WCI COMMUNITIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                       JUNE 30,     DECEMBER 31,
                                                         2005          2004
                                                      ----------    ----------
ASSETS

Cash and cash equivalents                             $   67,534    $  101,973
Contracts receivable                                   1,092,912       758,406
Real estate inventories                                1,737,443     1,477,966
Property and equipment                                   208,970       176,589
Other assets                                             446,027       417,458
                                                      ----------    ----------

Total assets                                          $3,552,886    $2,932,392
                                                      ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable, accruals and other liabilities      $1,080,153    $  894,292
                                                      ----------    ----------
Debt obligations:
  Senior unsecured credit facility                       255,700       190,730
  Mortgages and notes payable                            237,560       150,238
  Senior subordinated notes                              860,903       678,321
  Contingent convertible senior subordinated notes       125,000       125,000
                                                      ----------    ----------
    Total debt obligations                             1,479,163     1,144,289
                                                      ----------    ----------

Total shareholders' equity                               993,570       893,811
                                                      ----------    ----------

Total liabilities and shareholders' equity            $3,552,886    $2,932,392
                                                      ==========    ==========


OTHER BALANCE SHEET DATA
Debt                                                  $1,479,163    $1,144,289
Shareholders' equity                                     993,570       893,811
                                                      ----------    ----------
Capitalization                                        $2,472,733    $2,038,100
                                                      ==========    ==========
Ratio of debt to capitalization                             59.8%         56.1%

Debt, net of cash and cash equivalents                $1,411,629    $1,042,316
Shareholders' equity                                     993,570       893,811
                                                      ----------    ----------
Capitalization, net of cash and cash equivalents      $2,405,199    $1,936,127
                                                      ==========    ==========
Ratio of net debt to net capitalization                     58.7%         53.8%

WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005

                              WCI COMMUNITIES, INC.
                   SELECTED REVENUES AND EARNINGS INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           FOR THE THREE MONTHS ENDED     FOR THE SIX MONTHS ENDED
                                                                    JUNE 30,                      JUNE 30,
                                                               2005          2004            2005          2004
                                                             ---------     ---------     -----------     ---------
REVENUES
   Homebuilding:
     Homes                                                   $ 259,523     $ 130,992     $   440,287     $ 207,379
     Lots                                                       12,674            92          18,932         2,139
                                                             ---------     ---------     -----------     ---------
   Total traditional                                           272,197       131,084         459,219       209,518
     Towers                                                    228,889       145,211         442,413       283,876
                                                             ---------     ---------     -----------     ---------
   Total homebuilding                                          501,086       276,295         901,632       493,394
   Real estate services                                         49,688        41,500          87,608        70,271
   Amenity membership and operations                            18,103        11,973          43,776        27,050
   Land sales                                                  100,000           685         100,000         3,687
   Other                                                         1,778         1,566           3,503         2,930
                                                             ---------     ---------     -----------     ---------
     Total revenues                                            670,655       332,019       1,136,519       597,332
                                                             ---------     ---------     -----------     ---------


GROSS MARGIN

   Homebuilding:
     Homes                                                      41,890        25,089          69,505        40,749
     Lots                                                        2,740           (12)          4,928           979
                                                             ---------     ---------     -----------     ---------
   Total traditional                                            44,630        25,077          74,433        41,728
     Towers                                                     60,187        46,572         117,418        86,145
                                                             ---------     ---------     -----------     ---------
   Total homebuilding                                          104,817        71,649         191,851       127,873

   Real estate services                                          9,445         7,729          15,532        11,928
   Amenity membership and operations                            (2,047)       (1,565)         (2,277)          725
   Land sales                                                   76,617            23          76,586         1,684
   Other                                                           (67)           62             (46)          (56)
                                                             ---------     ---------     -----------     ---------
     Total gross margin                                        188,765        77,898         281,646       142,154
                                                             ---------     ---------     -----------     ---------


OTHER INCOME AND EXPENSES
   Equity in losses (earnings) from joint ventures                  39           220          (1,096)         (726)
   Other income                                                 (1,031)       (8,608)         (3,954)      (16,626)
   Hurricane recoveries, net                                    (1,055)           --          (1,861)           --
   Selling, general and administrative,
     including real estate taxes, net                           61,066        42,220         114,657        81,555
   Depreciation and amortization                                 3,896         3,280           7,573         6,501
   Interest expense, net                                         1,606        10,144          15,760        18,534
   Expenses related to early repayment of debt                   1,519            --           1,519            --
                                                             ---------     ---------     -----------     ---------
   Income before minority interests and income taxes           122,725        30,642         149,048        52,916
   Minority interests                                              653          (839)           (126)
                                                                                                              (839)
   Income tax expense                                           46,770        12,365          57,293        21,091
                                                             ---------     ---------     -----------     ---------

     Net income                                              $  75,302     $  19,116     $    91,881     $  32,664
                                                             =========     =========     ===========     =========


EARNINGS PER SHARE
   Basic                                                     $    1.67     $    0.43     $      2.04     $    0.74
   Diluted                                                   $    1.61     $    0.42     $      1.95     $    0.72

WEIGHTED AVERAGE NUMBER OF SHARES
   Basic                                                        45,199        44,071          45,027        43,893
   Diluted                                                      46,915        45,736          47,037        45,607

OPERATING DATA
   Interest incurred, excluding warehouse credit facility    $  26,745     $  19,942     $    49,760     $  39,230
   Interest included in cost of sales                        $  22,137     $   5,088     $    30,104     $  10,132

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WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005

                              WCI COMMUNITIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                        FOR THE SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                          2005          2004
                                                                        ---------     ---------
Cash flows from operating activities:
  Net income                                                            $  91,881     $  32,664
  Increase in real estate inventories                                    (110,424)     (227,583)
  (Increase) decrease in contracts receivable                            (334,506)      145,835
  Increase (decrease) in customer deposits                                144,142        (5,862)
  Increase  in restricted cash                                            (13,368)      (16,997)
  Increase (decrease) in accounts payable and other liabilities             8,549       (68,503)
  All other                                                                26,027        18,862
                                                                        ---------     ---------
Net cash used in operating activities                                    (187,699)     (121,584)
                                                                        ---------     ---------

Cash flows from investing activities:
  Net cash paid for acquisition                                          (136,372)      (53,517)
  Other                                                                   (18,116)      (25,445)
                                                                        ---------     ---------
Net cash used in investing activities                                    (154,488)      (78,962)
                                                                        ---------     ---------

Cash flows from financing activities:
  Net borrowings under debt obligations                                   306,068       178,003
  All other                                                                 1,680        (2,871)
                                                                        ---------     ---------
Net cash provided by financing activities                                 307,748       175,132
                                                                        ---------     ---------

Net decrease in cash and cash equivalents                               $ (34,439)    $ (25,414)
                                                                        =========     =========


SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)
    Net cash used in operating activities                               $(187,699)    $(121,584)
    Interest expense, net                                                  15,760        18,534
    Interest included in cost of sales                                     30,104        10,132
    Expenses related to early repayment of debt                             1,519            --
    Income tax expense                                                     57,293        21,091
    Depreciation and amortization                                           7,573         6,501
    Increase in real estate inventories                                   110,424       227,583
    Increase (decrease) in contracts receivable                           334,506      (145,835)
    (Increase) decrease in customer deposits                             (144,142)        5,862
    Increase in restricted cash                                            13,368        16,997
    (Increase) decrease in accounts payable and other liabilities          (8,549)       68,503
    All other                                                             (26,027)      (18,862)
                                                                        ---------     ---------
    Total EBITDA                                                        $ 204,130     $  88,922
                                                                        =========     =========


(1) Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company's management believes that EBITDA is an indication of the Company's ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA,the most directly comparable GAAP measure, is provided above.

WCI REPORTS 294% RISE IN SECOND QUARTER 2005 EARNINGS
AUGUST 8, 2005

                              WCI COMMUNITIES, INC.
                          HOMEBUILDING OPERATIONAL DATA
                                 (IN THOUSANDS)


                                                    FOR THE THREE MONTHS ENDED  FOR THE SIX MONTHS ENDED
                                                            JUNE 30,                     JUNE 30,
                                                       2005          2004            2005          2004
                                                     --------      --------      ----------      --------
COMBINED TRADITIONAL AND TOWER HOMEBUILDING

          *Homes Closed (Units)                           656           631           1,056
                                                                                                      857

          Net New Orders (Units)                          764           902           1,671         1,711

          Contract Values of New Orders              $633,520      $507,416      $1,261,672      $966,360

          Average Selling Price Per New Order        $    829      $    563      $      755      $    565

TRADITIONAL HOMEBUILDING

          Average Selling Price Per Home Closed      $    495      $    423      $      487      $    411

          Homes Closed (Units)                            524           310             905           505

          Net New Orders For Homes (Units)                444           705           1,160         1,362

          Contract Values of New Orders              $305,018      $302,115      $  751,541      $553,801

          Average Selling Price Per New Order        $    687      $    429      $      648      $    407

TOWER HOMEBUILDING

          *Homes Closed (Units)                           132           321             151           352

          Net New Orders (Units)                          320           197             511           349

          Contract Values of New Orders              $328,502      $205,301      $  510,131      $412,559

          Average Selling Price Per New Order        $  1,027      $  1,042      $      998      $  1,182


                                                                              JUNE 30,
                                                                   -----------------------------
                                                                      2005              2004
                                                                   -----------       -----------
COMBINED TRADITIONAL AND TOWER HOMEBUILDING
          Aggregate Backlog Contract Values,
            Traditional and Tower Homebuilding                     $ 2,395,087       $ 1,582,160

TRADITIONAL HOMEBUILDING

          Backlog (Units)                                                2,503             1,973

          Backlog Contract Values                                  $ 1,472,851       $   941,279

          Active Selling Communities at the End of the Period               30                21

TOWER HOMEBUILDING

          Cumulative Units in Backlog                                    1,827               855

          Cumulative Contract Values                               $ 2,020,973       $ 1,046,766

          Less: Cumulative Revenues Recognized                      (1,098,737)         (405,885)
                                                                   -----------       -----------

          Backlog Contract Values                                  $   922,236       $   640,881
                                                                   ===========       ===========

          Towers under construction during the
            period recognizing revenue                                      18                13


* The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.